Wells Sells Randstad Building, Northwest Atlanta

Property Near I-75, I-285 Sold to Jackson Oats Shaw

NORCROSS, Ga. (April 25, 2007) -- Wells Real Estate Funds today announced the sale of its Randstad office building in the northwest Atlanta suburbs to Atlanta-based Jackson Oats Shaw.

Randstad, the international staffing giant, remains under lease for the entire building through 2013. Terms of the sale were not announced.

The four-story, 64,574-square-foot building, at 2015 South Park Place in suburban Cobb County, was built in 1985 and acquired by two Wells limited partnership funds in 2003.

"These two Wells partnerships are actively managing their assets and looking for opportunities to benefit the investors," said Parker Hudson, managing director, Dispositions, Wells Real Estate Funds. "We had a number of interested bidders, and sold at a price well over what we paid less than four years ago."

Wells Real Estate Funds is a national real estate investment company based in suburban Atlanta. Since its founding in 1984, Wells has invested more than $9 billion in real estate for more than 200,000 investors. Wells funds include REITs, mutual funds and other commercial real estate investment vehicles. For more information, see www.wellsref.com.

Wells was assisted by Tom Shafer of Resource Real Estate Partners.

Jackson Oats Shaw is an Atlanta-based corporate real estate acquisitions and operations company, with other properties including Centennial Tower in downtown Atlanta. JOS was represented by Scott Jackson.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including discussions regarding Wells' use of proceeds and certain other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, construction delays, increases in interest rates, lease-up risks, lack of availability of financing, and lack of availability of capital proceeds. Wells LPs are closed to new investors.

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